Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Power Integrations, Inc.:

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 333-122370, 333-119015, 333-112135, 333-102676, 333-42194, 333-56381, 333-69871, 333-83083, 333-59564, and 333-86270) of Power Integrations, Inc. of our report dated March 15, 2005, except as to note 14, which is as of March 8, 2007, with respect to the consolidated statements of income, stockholders’ equity, and cash flows of Power Integrations, Inc. and subsidiaries for the year ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2006 annual report on Form 10-K/A (Amendment No. 1) of Power Integrations, Inc.

/s/ KPMG LLP

Mountain View, California

August 13, 2007